Exhibit 99.1

FOR IMMEDIATE RELEASE

MF Global Reports Second Quarter 2010 Results

NEW YORK, November 5, 2009 – MF Global Ltd. (NYSE: MF), a leading intermediary offering customized solutions in global cash, derivatives and related markets, today reported financial results for the second fiscal quarter of 2010, ended September 30, 2009.

Second Quarter Highlights

•	Revenue, net of interest and transaction-based expenses (net revenue), was $252.0 million for the second quarter versus $372.9 million for the same period last year.

•

GAAP net loss applicable to common shareholders was $16.0 million or $0.13 per basic and diluted share for the second quarter, compared with net income of $3.5 million or $0.03 per basic and diluted share for the same period last year.[1]

•	Client payables were $12.2 billion at September 30, 2009 compared to $14.0 billion at September 30, 2008. MF Global’s market share in August 2009 of U.S. segregated assets was 5.8%, a 12-month high.

“We are making significant progress during this challenging market environment. The company is advancing its global growth strategy, and we are beginning to realize the multiple benefits of these efforts,” said Bernard W. Dan, chief executive officer of MF Global. “During the second quarter, we expanded the valuable products and services we offer institutional clients, gaining traction in some of our new fixed income product areas while significantly growing our retail business in Asia.”

“These strategic initiatives mitigated the impact of broader market conditions,” Dan continued. “By pursuing high-growth, high-margin opportunities, we continue to expand MF Global’s market share, indicating the industry is increasingly recognizing the advantages we deliver to clients. I believe we are well positioned to accomplish our goal of enhancing our company’s profitability.”

[1]	GAAP net loss includes a number of unusual items, such as gains on exchange memberships, stock compensation expense related to IPO awards, and severance charges.

Second Quarter 2010 and Six Month Results

As of September 30, 2009, the company had $2.2 billion in long-term capital.2

Client payables were $12.2 billion at September 30, 2009, compared with $14.0 billion at September 30, 2008.

“During the quarter, we focused on managing the elements of our business where we can effect change for our key constituencies,” said Randy MacDonald, chief financial officer of MF Global. “Despite weak industry volumes, narrow spreads and a near-zero interest rate environment, we delivered positive adjusted earnings to shareholders by controlling our fixed costs and further diversifying our revenue streams. We will continue to invest in our growth strategy, positioning our model to create long-term value for shareholders.”

Revenue, net of interest and transaction-based expenses (net revenue), was $252.0 million in the second quarter, compared with net revenue of $372.9 million for the same period last year. The decline in net revenue was primarily due to a decrease in exchange volumes, lower interest rates and narrower spreads in fixed income, commodities and foreign exchange products. Net revenue for the six months ended September 30, 2009, was $523.6 million, down from $747.5 million for the same period in the prior year.

GAAP net loss applicable to common shareholders in the second quarter was $16.0 million, or a loss of $0.13 per basic and diluted share, compared with net income of $3.5 million or $0.03 per basic and diluted share in the corresponding quarter last year. MF Global reported GAAP net loss applicable to common shareholders of $48.8 million or $0.40 per basic and diluted share for the six months ended September 30, 2009 compared with net income of $16.6 million, or $0.14 per basic and diluted share for the same period in the prior year.

Second quarter GAAP results included exchange membership gains of $10.6 million or $0.04 per fully diluted share, stock compensation related to IPO awards expense of $9.2 million or $0.04 per fully diluted share, legal settlement costs of $3.4 million or $0.01 per fully diluted share and severance charges of $1.5 million or $0.01 per fully diluted share.3

Employee compensation and benefits (excluding non-recurring IPO awards) during the quarter totaled $164.4 million, or 65.2 percent of net revenue compared with $214.6 million, or 57.5 percent of net revenue in the same period last year. The increase in compensation and benefits percentage was primarily due to an increase in headcount related to the company’s focus on growing certain product offerings, as well as the migration away from consulting costs to salaried employees against lower net revenue.

[2]	Long-term capital includes all sources of long-term debt and equity (at par amounts).
[3]	Fully diluted shares is a non-GAAP financial measure. Please see the definition of non-GAAP financial measures at the end of this release.

Non-compensation expense in the second quarter of 2010 was $92.1 million compared with $112.8 million for the same period last year. The decrease was primarily due to rationalizing the company’s cost structure, which was partially offset by re-engineering costs associated with the effort to make the cost structure scalable in the long-term.

Second Quarter 2010 and Six Month Business Metrics

Total second quarter 2010 exchange traded volumes were 395.8 million contracts versus 501.4 million for the same period last year.

Second quarter 2010 execution-only volumes were 113.0 million contracts compared with 142.8 million for the same period last year. Cleared volumes for the second quarter were 282.8 million contracts versus 358.6 million for the same period in the prior year.

Total volumes for the six month period ended September 30, 2009, were 825.5 million contracts, versus 1,044.0 million for the same period in the prior year. Execution-only volumes were 244.5 million contracts compared to 298.6 million for the same period in the prior year. Cleared volumes were 581.0 million contracts versus 745.4 million for the same period in the prior year.

Principal transactions for the second quarter of 2010 totaled $40.2 million versus $69.2 million in the same period last year. Including net interest income from related financing transactions, aggregate revenue from principal transactions totaled $76.1 million in the second quarter of 2010 compared with $94.1 million in the same period in the prior year.

Net revenue from the investment of client payables and excess cash, including net interest income and related principal transaction revenue, was $32.6 million for the second quarter of 2010 compared with $77.7 million in the same period last year. Please see the attached table for comparison periods.

Business Developments

Change of Domicile to Delaware

As previously disclosed, MF Global has been in the process of evaluating whether to change its jurisdiction of incorporation from Bermuda to Delaware, to best support our business and growth strategies, and more specifically, our focus on diversifying our business within financial services, as well as to improve our ability to respond to our current and anticipated competitive and regulatory landscape. Upon the effectiveness of the domestication and discontinuance, the jurisdiction of incorporation with respect to our parent company, MF Global Ltd., would change from Bermuda to Delaware. Although neither the domestication nor the discontinuance requires shareholder approval, both the domestication and discontinuance are subject to the final approval of our board of directors. On November 4, 2009, MF Global filed a Registration Statement on Form S-4 with the Securities and Exchange Commission. The registration statement will register the common stock and preferred stock of the Delaware company into which the outstanding common shares and preference shares of the Bermuda company will be converted on a one-for-one basis upon completion of a domestication in accordance with Section 388 of the General Corporation Law of the State of Delaware and the concurrent discontinuance from Bermuda under the Companies Act 1981 of Bermuda.

Enhanced Global Team

New Head of Foreign Exchange

In August, MF Global appointed Paul G. Farrell as global head of foreign exchange. Mr. Farrell, who held several management positions at JPMorgan Chase from 1973 to 2008, is responsible for managing MF Global’s foreign exchange business across all customers, products and geographies around the world.

New Head of Equities

Peter Forlenza was named global head of equities in September. Mr. Forlenza is responsible for managing the company’s equity and equity derivatives business across all customers and product lines. Most recently, Mr. Forlenza created and launched Outpost Investment Group, LLC, a multi-asset class global macro hedge fund based in New York. He also served in a number of management positions at Bank of America Securities, LLC, including global head of equities and global head of cash equities.

North American Chief Operating Officer

Robert Lyons joined MF Global as chief operating officer for North America, overseeing the region’s operational controls and its administrative and reporting procedures. From 1987 until 2008, he served in a number of capacities within the Global Equities Division at Bear Stearns & Co. Inc, including chief operating officer and chief financial officer.

Product Offering Expansion

MF Global launched an independent, equities research, sales and execution team on September 8, 2009 to provide global clients with insight and analysis on Japan’s most liquid stocks. The offering further advances the company’s Asian expansion strategy and leverages the success of its existing European research model.

Earnings Conference Call Information

MF Global will hold a conference call to discuss the second quarter 2010 results today at 8:00 a.m. EST. The call is open to the public.

Dial-in information

U.S./Canada: +1 866 312 9464

International: +1 706 643 0009

Conference ID: 34458047

Listeners to the call should dial in approximately 10 minutes prior to the start of the call.

Webcast information

A live audio webcast of the presentation will also be available on the investor relations section of the MF Global Web site, at http://www.mfglobalinvestorrelations.com, and will be available for replay shortly after the event.

About MF Global

MF Global Ltd. (NYSE: MF), is a leading intermediary offering customized solutions in global cash, derivatives and related markets. It provides execution and clearing services for exchange-traded and over-the-counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base includes financial institutions, industrial groups, hedge funds and other asset managers as well as professional traders and private/retail clients. MF Global operates in 14 countries on more than 70 exchanges, providing access to some of the largest financial markets in the world and is the leader by volume on many of these markets. For more information, please visit www.mfglobal.com.

Forward-Looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including statements relating to the Company’s future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. We caution you not to place undue reliance on these forward-looking statements. We refer you to the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission (SEC), and any amendments thereto, for a description of the risks and uncertainties the Company faces. This press release includes certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, which is available on the Company’s website at www.mfglobal.com.

Investor Contact:
Lisa Kampf	+1 212.589.6592 lkampf@mfglobal.com
Media Contact:
Melissa Jarmel	+1 312.261.7198 mjarmel@mfglobal.com

# # #

Non-GAAP Financial Measures

In this press release, we provide certain earnings per share ratios based on a fully diluted number of shares (“fully diluted shares”). In accordance with the regulations of the U.S. Securities and Exchange Commission, earnings per share ratios based on fully diluted shares are considered to be non-GAAP financial measures because fully diluted shares represents shares outstanding, as determined on a GAAP basis, with certain adjustments that are made outside of GAAP. We use fully diluted shares for certain ratios for the reasons described further below.

The presentation of fully diluted shares and ratios based on fully diluted shares are not intended to be considered in isolation from, as a substitute for or as superior to, the financial information prepared and presented in accordance with GAAP, and our presentation of this measure may be different from non-GAAP financial measures used by other companies.

To determine fully diluted shares, weighted average common shares outstanding are adjusted at September 30, 2009 to add back shares underlying restricted shares and share unit awards (“IPO awards”) granted in connection with our IPO which are not considered dilutive under U.S. GAAP and, therefore, not included in diluted common shares outstanding. These shares are not considered dilutive because, in part, of the value of these awards in relation to the market price of our outstanding common shares. In addition, common shares outstanding are also adjusted at September 30, 2009 to include the impact of our outstanding Series A Preference Shares, Series B Preference Shares and Convertible Notes, on an if-converted basis. For the three months ended September 30, 2009 weighted average common shares outstanding is adjusted by 3.6 million, 12.0 million, 14.4 million and 19.6 million shares, related to IPO awards, Series A Preference Shares, Series B Preference Shares and Convertible Notes, respectively. We believe it is meaningful to investors to present ratios based on fully diluted shares because it demonstrates the dilution that investors will experience at the end of the three-year vesting period of our IPO awards and when our Series A Preference Shares, Series B Preference Shares and Convertible Notes are converted. It is also how our management internally views dilution.

MF Global Ltd.

Consolidated Statements of Operations

(Dollars in thousands, except share data)

	Three months ended September 30,		Six months ended September 30,
	2009	2008	2009	2008
Revenues
Execution only commissions	79,647	106,969	158,935	226,032
Cleared commissions	262,795	370,682	522,320	744,855
Principal transactions	40,182	69,235	85,893	132,396
Interest income	100,835	272,259	213,024	618,078
Other	9,374	14,322	23,012	25,963

Total revenues	492,833	833,467	1,003,184	1,747,324

Interest and transaction-based expenses:
Interest expense	35,082	171,726	71,208	410,523
Execution and clearing fees	146,257	220,965	288,392	453,668
Sales commissions	59,452	67,888	120,024	135,591

Total interest and transaction-based expenses	240,791	460,579	479,624	999,782

Revenues, net of interest and transaction-based expenses	252,042	372,888	523,560	747,542

Expenses
Employee compensation and benefits (excluding non-recurring IPO awards)	164,409	214,561	337,078	425,226
Employee compensation related to non-recurring IPO awards	9,168	17,237	18,013	34,981
Communications and technology	28,663	31,474	55,821	63,900
Occupancy and equipment costs	9,766	11,229	19,467	21,484
Depreciation and amortization	14,241	13,993	27,859	28,158
Professional fees	17,380	19,034	37,382	50,054
General and other	21,382	31,824	59,713	47,319
IPO-related costs	23	5,267	894	10,735
Impairment of goodwill	618	-	1,160	-

Total other expenses	265,650	344,619	557,387	681,857

Gains on exchange seats and shares	10,606	15,765	11,244	15,117
Loss on extinguishment of debt	-	-	9,682	-
Interest on borrowings	9,987	21,986	20,512	36,203

(Loss)/income before provision for income taxes	(12,989)	22,048	(52,777)	44,599
(Benefit)/provision for income taxes	(4,977)	11,201	(19,403)	17,927
Equity in income/(loss) of unconsolidated companies (net of tax)	310	(754)	930	(1,632)

Net (loss)/income	(7,702)	10,093	(32,444)	25,040

Net income attributable to noncontrolling interest	631	682	1,041	1,238

Net (loss)/income attributable to MF Global Ltd.	$(8,333)	$9,411	$(33,485)	$23,802

Dividends declared on preferred stock	7,678	3,238	15,356	3,238
Cumulative and participating dividends	-	2,677	-	3,985

Net (loss)/income applicable to common shareholders	$(16,011)	$3,496	$(48,841)	$16,579

(Loss)/earnings per share:
Basic	$(0.13)	$0.03	$(0.40)	$0.14
Diluted	$(0.13)	$0.03	$(0.40)	$0.14
Weighted average number of common shares outstanding:
Basic	123,254,930	120,503,557	123,087,787	120,279,627
Diluted	123,254,930	120,503,557	123,087,787	120,279,627

MF Global Ltd.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30, 2009	March 31, 2009
Assets
Cash and cash equivalents	$796,794	$639,183
Restricted cash and segregated securities	9,641,583	9,670,494
Securities purchased under agreements to resell	21,596,697	12,902,670
Securities borrowed	12,084,932	8,624,906
Securities received as collateral	53,013	54,488
Securities owned	11,587,792	3,605,908
Receivables:
Brokers, dealers and clearing organizations	2,692,686	2,473,341
Customers	579,886	415,532
Affiliates	-	95
Other	40,681	36,884
Memberships in exchanges, at cost	6,565	6,370
Furniture, equipment and leasehold improvements, net	67,917	62,717
Intangible assets, net	136,608	151,688
Other assets	208,812	191,359

TOTAL ASSETS	59,493,966	38,835,635

Liabilities and Equity
Short-term borrowings, including current portion of long-term borrowings	152,291	148,835
Securities sold under agreements to repurchase	32,403,380	14,271,698
Securities loaned	4,747,119	5,951,679
Obligation to return securities borrowed	53,013	54,488
Securities sold, not yet purchased, at fair value	5,142,509	2,884,591
Payables:
Brokers, dealers and clearing organizations	2,414,169	1,077,379
Customers	12,242,492	11,766,390
Affiliates	-	1,602
Gains on exchange seats and shares	191,182	293,207
Long-term borrowings	698,681	938,007

TOTAL LIABILITIES	58,044,836	37,387,876

Preference shares, $1.00 par value per share
Series A Convertible, cumulative	96,167	96,167
Series B Convertible, non-cumulative	128,035	128,035

EQUITY
Common shares, $1.00 par value per share	121,495	120,723
Treasury shares	(202)	(97)
Receivable from shareholder	(29,779)	(29,779)
Additional paid-in capital	1,353,921	1,335,449
Accumulated other comprehensive income (net of tax)	(9,931)	(24,015)
Accumulated deficit	(224,982)	(191,497)
Noncontrolling interest	14,406	12,773

TOTAL EQUITY	1,224,928	1,223,557

TOTAL LIABILITIES AND EQUITY	$59,493,966	$38,835,635

Supplementary Data

The table below calculates total principal transactions revenue for the periods presented:

	Three months ended September 30,		Six months ended September 30,
	2009	2008	2009	2008
	(dollars in millions)		(dollars in millions)
Principal transactions	$40.2	$69.2	$85.9	$132.4
Net interest generated from principal transactions and related financing transactions	35.9	24.9	78.7	61.4

Total principal transactions revenue	$76.1	$94.1	$164.6	$193.8

The table below provides an analysis of the components of net interest income for the periods presented:

	Three months ended September 30,		Six months ended September 30,
	2009	2008	2009	2008
	(dollars in millions)		(dollars in millions)
Net interest generated from client payables and excess cash	$29.9	$75.6	$63.2	$146.1
Net interest generated from principal transactions and related financing transactions	35.9	24.9	78.7	61.4

Total net interest income	$65.8	$100.5	$141.9	$207.5

The table below calculates Net Revenues from Client Payables and Excess Cash for the periods presented:

	Three months ended September 30,		Six months ended September 30,
	2009	2008	2009	2008
	(dollars in millions)		(dollars in millions)
Net interest generated from client payables and excess cash	$29.9	$75.6	$63.2	$146.1
Principal transactions revenues from investment of client payables	2.7	2.1	2.9	1.2

Total net revenues from client payables and excess cash	$32.6	$77.7	$66.1	$147.3

The table below presents volumes for the periods presented:

	Three months ended September 30,		Six months ended September 30,
	2009	2008	2009	2008
	(contracts in millions)		(contracts in millions)
Execution-only volumes	113.0	142.8	244.5	298.6
Cleared volumes	282.8	358.6	581.0	745.4

Total exchange-traded futures and options volumes	395.8	501.4	825.5	1,044.0

The table below presents yield for the periods presented:

	Three months ended September 30,
	2009	2008
Execution (1)	$0.57	$0.58
Cleared (1)	$0.40	$0.42

(1)	Excludes net commission and volume unrelated to exchange-traded derivative activities.